SCHEDULE 14A INFORMATION
     PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
          THE SECURITIES EXCHANGE ACT OF 1934
             [AMENDMENT NO. _____________]

Filed by the Registrant  X
Filed by a Party other than the Registrant  __

Check the appropriate box:

X  Preliminary Proxy Statement
__ Definitive Proxy Statement
__ Definitive Additional Materials
__ Soliciting Material Pursuant to Section 240.14a-
   11(c) or Section 240.14a-12

                     AMBANC CORP.
   (Name of Registrant as Specified in Its Charter)

                     AMBANC CORP.
      (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

X  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-
   6(i)(1), or 14a-6(j)(2).
__ $500 per each party to the controversy pursuant to
   Exchange Act Rule 14a-6(i)(3).
__ Fee computed on table below per Exchange Act Rules
   14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:


   2)  Aggregate number of securities to which
       transaction applies:


   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
       Rule 0-11:*


   4)  Proposed maximum aggregate value of transaction:


* Set forth the amount on which the filing fee is calculated and state how it was determined.

__ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1)  Amount Previously Paid:

   2)  Form Schedule or Registration Statement No.:

   3)  Filing Party:

   4)  Date Filed:

                     AMBANC CORP.

       NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
               TO BE HELD APRIL 19, 1996


     The Annual Meeting of Shareholders of AMBANC Corp.
(the "Corporation") will be held in the Humanities
Shircliff Theater, located in the Humanities Building on the Campus of Vincennes University, between Harrison
Street and College Avenue on Second Street, Vincennes,
Indiana, on Friday, April 19, 1996, at 10:30 a.m.,
Vincennes time, for the following purposes:

     1. To elect five Directors to hold office until the 1999 Annual Meeting of Shareholders and until their successors are elected and have qualified, and to elect two Directors to hold office until the 1997 Annual Meeting of Shareholders and until their successors are elected and have qualified.

     2. To consider and approve or disapprove the amendment of the Corporation's Articles of Incorporation to increase the number of Common Shares, $10.00 par value per share, of the Corporation that the Corporation is authorized to issue from 5,000,000 to 10,000,000.

     3. To consider and approve or disapprove the AMBANC Corp. Director Stock Grant Plan attached as Exhibit A to the accompanying
          Proxy Statement.

     4.   To transact such other business as may
          properly come before the Annual Meeting.

     Holders of Common Shares of record at the close of business on March 12, 1996, are entitled to notice of and to vote at the Annual Meeting.

     SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN
PERSON.  ALL SHAREHOLDERS, EVEN IF THEY PLAN TO ATTEND
THE MEETING, ARE REQUESTED TO COMPLETE, SIGN AND DATE
THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE

ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED
IN THE UNITED STATES.

                              BY ORDER OF THE BOARD
                              OF DIRECTORS


                              RICHARD E. WELLING
                              SECRETARY

MARCH 25, 1996
VINCENNES, INDIANA
               (ANNUAL REPORT ENCLOSED)

                    PROXY STATEMENT

           ANNUAL MEETING OF SHAREHOLDERS OF

                     AMBANC CORP.


                    APRIL 19, 1996


     This Proxy Statement is being furnished to shareholders on or about March 25, 1996, in connection with the solicitation by the Board of Directors of AMBANC Corp. (the "Corporation"), 302 Main Street,
Vincennes, Indiana 47591, of proxies to be voted at the Annual Meeting of Shareholders to be held at 10:30 a.m., Vincennes time, on April 19, 1996, in the Humanities Shircliff Theater, located in the Humanities
Building on the Campus of Vincennes University, between Harrison Street and College Avenue on Second Street,
Vincennes, Indiana. The Corporation is the parent holding company for The American National Bank of Vincennes, Citizens' National Bank of Linton, Bank of
Casey, and The First National Bank in Robinson
(referred to collectively herein as the "Banks").

     At the close of business on March 12, 1996, the record date for the Annual Meeting, there were 3,158,961 Common Shares outstanding and entitled to vote at the Annual Meeting. On all matters, including the election of Directors, each shareholder will have one vote for each share held.

     If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. The proxy may be revoked by either (a) filing with the Secretary (or other officer or agent of the Corporation authorized to tabulate votes) (i) an instrument revoking the proxy or
(ii) a subsequently dated proxy, or (b) attending the Annual Meeting and voting in person. Unless revoked, the proxy will be voted at the Annual Meeting in accordance with the instructions of the shareholder as indicated on the proxy. If no instructions are given, the shares will be voted as recommended by the Directors.

                      PROPOSAL 1

                 ELECTION OF DIRECTORS

                       NOMINEES

     The following information is provided for the nominees for election to the Corporation's Board of Directors at the Annual Meeting and for the Directors of the Corporation whose terms continue after the Annual Meeting. The Board of Directors of the
Corporation currently consists of sixteen members.
Richard H. Schaffer, who has been serving one-year terms at the request of the Board since his seventieth birthday in 1991, will retire from the Board when his term expires at the Annual Meeting, and as a result of Mr. Schaffer's retirement, the Board will be reduced in size from sixteen to fifteen members. Three new members have joined the Board of Directors since the Corporation's 1995 Annual Meeting. Christina M. Ernst, who has served on the Board of The American National
Bank of Vincennes ("American National") since 1992, was appointed to fill a vacancy on the Board in 1995.
Rebecca A. Kaley and Frank J. Weber, who have been members of The First National Bank in Robinson ("First
National") Board of Directors since 1987 and 1992, respectively, joined the Board subsequent to the Corporation's acquisition of First National. The members of the Board of Directors are divided into three classes of near-equal size with the term of one class expiring each year. Generally, the members of each class serve until the Annual Meeting of the shareholders held in the year that is three years after the Directors' election and thereafter until such Directors' successors are elected and have qualified.

     The terms of the current Directors expire as follows: 1996 -- Ms. Ernst, Ms. Kaley, and Messrs.
Apple, Green, Helmling, Landrith, Schaffer and Weber;
1997 -- Messrs. Brocksmith, Hippensteel, Niehaus, and
Wright; and 1998 -- Messrs. Seed, Stachura, Summers and
Watson.  Glen G. Apple, Christina M. Ernst, Robert D.
Green, Rolland L. Helmling, and Owen M. Landrith have been nominated for re-election at the Annual Meeting, each to hold office until the 1999 Annual Meeting of Shareholders, and Rebecca A. Kaley and Frank J. Weber have been nominated for re-election at the Annual
Meeting, each to hold office until the 1997 Annual
Meeting. Ms. Kaley and Mr. Weber are being nominated for one-year, rather than three-year, terms to make the three classes of Directors more equal in size. The nominees, if elected, will serve until the Annual
Meeting in the year their terms expire and until each of their successors is elected and has qualified. Each
Director
will be elected by a plurality of the votes cast in the election. Shares present but not voted for any nominees will not affect the determination of whether a nominee has received a plurality of the votes cast.

     It is the intention of the persons named in the accompanying form of proxy to vote such proxy in favor of the election to the Board of Directors (a) for a three-year term, Glen G. Apple, Christina M. Ernst,
Robert D. Green, Rolland L. Helmling, and Owen M.
Landrith, and (b) for a one-year term, Rebecca A. Kaley and Frank J. Weber. Each such person has indicated that he or she will accept nomination and election as a Director. If, however, any such person is unable or unwilling to accept nomination or election, it is the intention of the Board of Directors to nominate such other person as it may in its discretion determine, in which event the shares subject to the proxy will be voted for that person.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS
VOTE FOR THE SEVEN NOMINEES IDENTIFIED ABOVE. (ITEM 1
ON THE PROXY).

     The following table presents certain information regarding the Directors of the Corporation who will continue in office following the Annual Meeting, including the seven nominees proposed by the Board of Directors for election at the Annual Meeting. Unless otherwise indicated in a footnote, the principal occupation of each Director has been the same for the last five years and such Director possesses sole voting and investment powers with respect to the shares indicated as beneficially owned by such Director.
Unless specified otherwise, a Director is deemed to share voting and investment powers over shares indicated as held by a spouse, children or other family members residing with the Director. Of the Directors, only Ms. Kaley and Messrs. Landrith and Weber, who beneficially own approximately 4.0 percent, 1.2 percent, and 1.7 percent of the Corporation's Common
Shares, respectively, beneficially own more than 1.0 percent of the Corporation's Common Shares. The
Corporation's management knows of no person, including any group, who owns more than five percent of the Corporation's Common Stock. A total of 362,502 of the
Corporation's Common Shares, representing 11.4 percent, are beneficially owned by the Directors and executive officers of the Corporation.

Name, Age, and                  Shares Beneficially
Present Principal     Director       Owned on
Occupation             Since 1    January 1, 1996

GLEN G. APPLE*            1982          6,436 2
64
Farmer

PAUL E. BROCKSMITH        1979          5,954 4
68
Retired 3

CHRISTINA M. ERNST*       1995          3,037 5
46
President, Miller Construction
Company, Inc. (power line
construction)

ROBERT D. GREEN*          1978         16,124 7
51
President of R.D.
Services, Inc. (health care) 6

ROLLAND L. HELMLING*      1986          4,887 8
44
President and Director of
Harold's Supermarkets, Inc.,
Helmling Realty Corp., and
Andretti-Helmling Automotive
Corp. (retail auto parts)

GERRY M. HIPPENSTEEL, M.D.1984          1,480
49
Physician

REBECCA A. KALEY**        1996        125,526 9
61
Attorney

OWEN M. LANDRITH*         1993         39,046 11
69
Secretary/Treasurer,
Palestine Development Corp.
(community development) 10

BERNARD G. NIEHAUS        1977          7,061
58
President and Director,
Niehaus Lumber Co., Inc.
(building materials)

ROBERT E. SEED            1994         14,845 12
61
President, Bank of Casey

JOHN A. STACHURA, JR.     1988         18,214 14
47
Vice President/General Manager,
Solar Sources Underground, LLC
(coal mining) 13

PHILLIP M. SUMMERS        1982          2,557 15
56
President,
Vincennes University

ROBERT G. WATSON          1982         26,033 16
60
Chairman of the Board,
President and Chief
Executive Officer of the
Corporation and The American
National Bank

FRANK J. WEBER**          1996         52,889 17
51
Attorney

HOWARD R. WRIGHT          1973          7,476 19
67
Retired 18

All Directors and all                 362,502 20
executive officers as a group
consisting of 25 persons

*Nominee for three-year term
**Nominee for a one-year term


     1.   Includes service as a Director of American
          National prior to the adoption of the holding company structure in 1982.
     2. Includes 945 shares owned by Mr. Apple's wife.
     3.   Prior to his retirement in 1993, Mr.
          Brocksmith was a veterinarian and farmer.
     4.   Includes 2,184 shares jointly owned by
          Mr. Brocksmith and his wife; 1,512 shares jointly owned by Mr. Brocksmith and his daughter; and 657 shares owned by a company controlled by Mr. Brocksmith and his son.
     5.   Includes 525 shares jointly owned by Ms.
          Ernst and her husband and 2,184 shares owned by Miller Construction Co., Inc.
     6.   Prior to becoming President of R.D. Services,
          Inc. in 1993, Mr. Green served as President of Green Construction of Indiana, Inc.

     7.   Includes 2,761 shares jointly owned by Mr.
          Green and his wife, and 3,110 shares owned by Mr. Green's wife.
     8.   Includes 637 shares jointly owned by
          Mr. Helmling and his wife, and 823 shares held by Mr. Helmling as custodian for his three daughters.
     9. Includes 103,276 shares held by the estate of Ms. Kaley's father, for which estate Ms.
          Kaley serves as executor; 5,662 shares held by Ms. Kaley's step-mother; 2,912 shares held by Ms. Kaley's children; 110 shares held by Ms. Kaley's grandchildren; and 55 shares owned of record by another individual, for which shares Ms. Kaley holds a power of attorney.
     10. Mr. Landrith served as Chairman of the Board of Directors of Farmers' State Bank of
          Palestine ("Farmers'") prior to the merger of Farmers' into First National effective
          November 1, 1995. Prior to his resignation on December 31, 1994, Mr. Landrith had served as President and Trust Officer of Farmers'.
     11.  Includes 18,625 shares jointly owned by Mr.
          Landrith and his wife.
     12. Includes 1,423 shares owned by Mr. Seed's wife.
     13.  Mr. Stachura has served as a Vice
          President/General Manager for Solar Sources
          Underground, LLC since 1992. During 1991, he served as Superintendent for Black Beauty
          Underground, Inc.
     14.  Includes 16,788 shares jointly owned by Mr.
          Stachura and his wife, and 327 shares owned by Mr. Stachura's wife.
     15.  Includes 1,914 shares jointly owned by Mr.
          Summers and his wife.
     16. Includes 18,900 shares that Mr. Watson may acquire upon the exercise of stock options.
     17.  Includes 559 shares held by Mr. Weber's wife;
          5,604 shares held by Mr. Weber's children;
          and 38,021 shares held by trusts for which Mr. Weber serves as trustee.
     18.  Prior to 1992, Mr. Wright served as a
          consultant for Cargill, Inc., and prior to 1989, Mr. Wright was President of Baltic
          Mills, Inc.
     19. Includes 1,690 shares owned by Mr. Wright's wife, and 4,200 shares held in the Wright
          Family Trust for which Mr. Wright serves as trustee.

     20. Includes 243,746 shares owned by or with spouses and others. Also includes 18,900 shares that Mr. Watson may acquire upon the exercise of stock options and 6,300 shares that Mr. Raymond Mott, Senior Vice President of American National, may acquire upon the exercise of stock options.

COMMITTEES AND ATTENDANCE

     The Board of Directors of the Corporation held six meetings during 1995. The Board of Directors of the Corporation has an Executive Committee and an Examining
Committee. The Executive Committee reviews on a monthly basis the overall operation and planning for the Corporation and the Banks. The duties and responsibilities of the Executive Committee include strategic planning; capital structure, capital financing and mergers and acquisitions; nominations and shareholder relation matters; bank holding company regulatory compliance; compensation; and legal matters.
The members of the Executive Committee are Paul E.
Brocksmith, Robert D. Green, Bernard G. Niehaus,
Richard H. Schaffer, and Howard R. Wright.  Robert G.
Watson serves as an ex-officio member. Mr. Watson does not receive any additional compensation for service on the Executive Committee and does not participate in any discussions or decisions relating to executive compensation. The Executive Committee met twelve times in 1995.

     The Examining Committee is responsible for establishing suitable audits and examinations of the affairs of the Corporation and the Banks by the internal audit staff and a qualified independent accounting firm. The members of the Examining
Committee are Robert D. Green, Rolland L. Helmling,
Gerry M. Hippensteel, and John A. Stachura, Jr.  The
Examining Committee met four times during 1995.  The
Board of Directors of the Corporation does not have a nominating committee or a compensation committee;
instead, these functions are performed by the Executive
Committee.

               COMPENSATION OF DIRECTORS

     Each Director of the Corporation, including
Directors who are salaried officers or employees of the Corporation or the Banks, received a retainer in the amount of $2,500 for service on the Corporation's Board of Directors during 1995. Each Director who was a member of the Executive Committee of the Corporation's
Board of Directors, other than

Directors who were officers of the Corporation, received an additional $2,400 per year for service on the Executive Committee. Directors of the Corporation, other than officers of the Corporation, also received
$200 per committee meeting attended. During 1995, Mr. Apple also served on the Boards of Directors of two of the Banks and each of the Corporation's other
Directors served on the Board of Directors of one of the Banks. The Banks paid the Directors annual
Director fees in amounts that ranged from $3,600 to $6,000.

     The Board of Directors has adopted, subject to shareholder approval, the AMBANC Corp. Director Stock
Grant Plan (the "Director Plan").  Under the Director
Plan, each Director would receive a quarterly grant of Common Shares in lieu of an annual cash retainer and cash Board meeting attendance fees. The Director Plan is being submitted to the shareholders at the Annual
Meeting for approval and is discussed in detail below under the heading "PROPOSAL 3 -- APPROVAL OF THE AMBANC
CORP. DIRECTOR STOCK GRANT PLAN."

                EXECUTIVE COMPENSATION

     The following table sets forth certain summary information regarding the compensation paid by the Corporation or its subsidiaries to or on behalf of the Corporation's Chief Executive Officer for services rendered during each of the last three fiscal years:

              SUMMARY COMPENSATION TABLE

                             Annual Compensation
    Name and                                          All Other
Principal Position  Year    Salary ($)  Bonus ($)   Compensation
Robert G. Watson,   1995     $235,000    $50,000       $24,361 1
 President and      1994     $215,000    $50,000       $24,396
Chief Executive Officer1993  $147,000    $40,000       $25,725

 1. Consists of contributions in the amount of $17,061 made on behalf of Mr. Watson under the AMBANC Retirement and Savings
     Plan and Director fees in the amount of $7,300.

                 EMPLOYMENT AGREEMENT

     In 1985, the Corporation and Robert G. Watson, who is Chairman of the Board, President, and Chief
Executive Officer and a Director of the Corporation and American National, entered into an employment agreement that becomes operative only upon a Change in Control of the Corporation or American National as defined by the agreement. A Change in Control is deemed to have occurred for purposes of the agreement if, following a tender offer, merger, consolidation, sale of assets, or contested election of Directors, the persons who previously were Directors no longer constitute a majority. Under this agreement, the Corporation agrees to employ Mr. Watson in his current capacity for specified compensation (but in no event for less than $10,000 per month) and benefits for a period of three years commencing on the date the agreement becomes operative. Following a Change of Control, should the Corporation terminate the employment of Mr. Watson for reasons other than cause, death, or disability or should Mr. Watson resign as a result of a diminishment of his status, functions, duties, or responsibilities, the employment agreement provides for various severance benefits to be paid to Mr. Watson on a monthly basis over the balance of the three-year employment period.
These benefits include monthly payments equal to one-twelfth of Mr. Watson's annual base salary at its highest rate during the twelve months preceding his termination date, the continuation of his participation under all incentive and employee welfare benefit plans, and a pension supplement compensating Mr. Watson for any reduction in pension benefits caused by the premature termination. The monthly payments that would have been paid to Mr. Watson over the next three years if a Change in Control and termination of Mr. Watson's employment had occurred on December 31, 1995, would have totalled in the aggregate $756,183.

      SUPPLEMENTAL RETIREMENT BENEFITS AGREEMENT

     On June 20, 1989, the Corporation and American
National entered into a Supplemental Retirement
Benefits Agreement with Mr. Watson (the "Agreement").
At a meeting held on February 16, 1995, the members of the Executive Committee who are not officers of the Corporation reviewed Mr. Watson's compensation. In view of Mr. Watson's contributions to the growth and the profitability of the Corporation, they decided to recommend to the Corporation's Board of Directors that the Agreement be amended to increase the amount of benefits payable to Mr. Watson. The Corporation's
Board of Directors approved the recommendation of the Executive Committee, and the Corporation, American
National and Mr. Watson entered into an Amended and

Restated Supplemental Retirement Benefits Agreement, which became effective on March 31, 1995 (the "Amended
Agreement"). The Amended Agreement provides for the future payment to Mr. Watson of retirement benefits in the event his employment with both the Corporation and American National is terminated for any reason other than because of his death. The retirement benefit payable to Mr. Watson under the Amended Agreement is a monthly annuity payable for his lifetime or for 180 months, whichever is longer, in an amount of $1,948 plus the product obtained by multiplying $87.52 by the number of months Mr. Watson is employed by either the Corporation or American National between March 16,
1995, and April 1, 2000 (the "Base Amount").  If
Mr. Watson's employment with the Corporation had terminated on December 31, 1995, the monthly amount that Mr. Watson would have been entitled to receive commencing on or after January 1, 1996, would have been $2,736. Pursuant to the Amended Agreement, when Mr.
Watson's employment terminates the amount of the annunity payments will be adjusted to reflect the amount of employer contributions made to Mr. Watson's
401(k) Plan account as of that time.

          AGGREGATED OPTION/SAR EXERCISES IN
         LAST FISCAL YEAR AND FISCAL YEAR-END
                   OPTION/SAR VALUES

     The following table sets forth information with respect to options and stock appreciation rights
("SARs") that have been granted to Mr. Watson pursuant to the Corporation's Nonqualified Stock Option Plan, which expired during 1993. There were no exercises of options or SARs by Mr. Watson during 1995. 1

                Number of Unexercised    Value of Unexercised
               Options/SARs at FiscalIn-the-Money Options/SARs at
                    Year-End (#)          Fiscal Year-End ($)

Name              Exercisable/UnexercisableExercisable/Unexercisable

Robert G. Watson  18,900 options 2/0       $216,405 3/0
                  18,900 SARs 2/0          $108,203 3/0

1. All references to numbers of shares and SARs and exercise prices have been adjusted to reflect the November 1995 five percent stock dividend.

2.   In 1988 Mr. Watson was granted options to purchase
     18,900 Common Shares at an exercise price of $19.05 per share and in 1989 he was granted 18,900
     SARs at a base price of $19.05 each. All of the options and SARs are exercisable. Each SAR entitles Mr. Watson to 50 percent of the appreciation in the value of one Common Share over the base price of the SAR at the time of exercise.

3. Represents the difference between the last trade price of the Corporation's Common Shares as reported on NASDAQ on December 28, 1995, and the exercise price of the options and the base price of the SARs, respectively.


           REPORT ON EXECUTIVE COMPENSATION

     Under rules established by the Securities and Exchange Commission (the "SEC"), the Corporation is required to provide certain data and information regarding the compensation and benefits provided to the Corporation's Chief Executive Officer. The members of the Executive Committee who are non-employee members of the Board of Directors (the "Committee") have responsibility for the Corporation's compensation policies and practices. The Committee recommends compensation amounts for executive officers of the Corporation to the Board of Directors for final approval. In fulfillment of its SEC disclosure requirements, the Committee has provided the following report for inclusion in this Proxy Statement.


COMPENSATION POLICY

     The goal of the Corporation's executive
compensation policy is to ensure that an appropriate relationship exists between executive pay and performance, while at the same time providing compensation that will attract and retain superior talent. More specifically, the executive compensation program of the Corporation has been designed to:

     -- Reflect a pay-for-performance policy that links compensation amounts to corporation, subsidiary and individual performance;

     --   Motivate executive officers to achieve
          strategic business goals and reward them for their achievement; and

     -- Provide compensation opportunities that are competitive with those offered by other high performing peer companies, thus ensuring that the Corporation is able to compete for and retain talented executives who are critical to the Corporation's long-term success.

     At present, the executive compensation program is composed of salary, potential annual cash incentives, and other benefits typically offered to executives of similar companies. As an executive's level of responsibility increases, a greater portion of the executive's potential total compensation opportunity is based on performance incentives, causing greater variability in the individual's total compensation level from year-to-year. The Committee considers a number of criteria and factors in determining compensation, as discussed below, but the Committee has not assigned any specific weights to those criteria and factors.


SALARIES

     Base salaries for executive officers generally are determined based on consideration of competitive salary data provided by outside consultants using relevant survey data for financial institutions, internal comparability considerations, and individual performance. Base salaries are not automatically adjusted each year.

     In October 1994, the Corporation's Board of
Directors held a strategic planning meeting at which the Board reviewed and discussed in detail the Corporation's performance and the contributions of the Corporation's employees, including those of Mr. Watson, the Corporation's Chief Executive Officer. In light of the determinations made by the Board, the Committee undertook a comprehensive review of the compensation received by the Chief Executive Officer. The Chairman of the Committee, together with the Corporation's financial, accounting and legal advisors and after reviewing a number of compensation surveys and other data, prepared a report on the compensation received by chief executive officers of bank holding companies located in the Midwest and comparable to the Corporation in asset and deposit size, rate of growth, profitability, and other factors. The Committee reviewed the report and, at a special meeting held on February 16, 1995, made recommendations for future increases in Mr. Watson's base salary that would compensate Mr. Watson not only for his service and performance in the current year but also recognize his contributions to the growth and profitability of the Corporation since his assumption of leadership in 1982.
The Board of Directors approved the Committee's recommendations with respect to Mr. Watson's compensation. Based on the recommendations of the Committee, which the Board approved, Mr. Watson's base salary for 1995 was set at $235,000.

BONUS AWARDS

     Bonuses were awarded to the Corporation's CEO and other executive officers on the basis of an assessment of the following factors:

     -- The Corporation's performance as reflected by acquisition activity, growth, return on assets, return on equity and total return to the shareholders as reflected in the shareholder return performance graph appearing on page 11 of this Proxy Statement;

     -- The performance of the executive, along with relevant business unit or subsidiary performance; and

     -- A review of competitive data on incentive compensation for peer companies provided by outside consultants.

Based on an evaluation of these factors and the factors discussed in the preceding paragraph with respect to Mr. Watson's base salary, the Committee recommended that Mr. Watson's bonus for 1995 be $50,000.


LONG-TERM INCENTIVES

     In 1988 the Corporation's shareholders approved the adoption of a Stock Option Plan having a five-year term. Stock options were granted to Mr. Watson and another executive officer in 1988 and stock appreciation rights ("SARs") were granted to Mr. Watson and another executive officer in 1989. No other grants were made pursuant to the Stock Option Plan prior to its expiration in April 1993. If, in the future, the Committee determines that incentives in the form of stock options, SARs or other awards would be in the Corporation's best interest, the Committee may seek corporate and shareholder approval of an appropriate long-term incentive plan.


TAX ACT COMPENSATION LIMITS

     In 1993 the Internal Revenue Code of 1986 was amended to limit, unless certain conditions are satisfied, to $1 million the deduction that a publicly held corporation may take with respect to the compensation paid to certain highly paid executive officers. The Committee has not taken any action to recommend changes in the Corporation's compensation policies in response to this change in the deductibility cap because the base salaries and incentive bonuses awarded to the Corporation's executives are substantially less than the cap amount.

SUBMITTED BY THE MEMBERS OF THE EXECUTIVE COMMITTEE WHO
RECOMMEND EXECUTIVE COMPENSATION:

     Howard R. Wright, Chairman    Bernard G. Niehaus
     Paul E. Brocksmith            Richard H. Schaffer
     Robert D. Green

                STOCK PERFORMANCE GRAPH

     The SEC requires the Corporation to include in this proxy statement a line-graph presentation comparing the Corporation's cumulative, five-year shareholder returns with market and industry returns.
The following graph compares the performance of the Corporation's Common Shares with the performance of the NASDAQ Stock Market (U.S. Companies) and NASDAQ Bank
Stocks.


    Comparison of Five-Year Cumulative Total Return
  AMBANC Corp., NASDAQ - Bank Stocks and NASDAQ-U.S.
Companies


Index                    1990 1991 1992 1993 1994 1995

AMBANC Corp.             100  110  197  233  202  214
NASDAQ-Bank Stocks       100  164  239  272  271  404
NASDAQ-U.S. Companies    100  161  187  215  210  296


     The graph assumes $100 was invested on December
31, 1990, in AMBANC Corp.'s Common Stock and in each of the two indexes shown and the reinvestment of all dividends.



                      PROPOSAL 2

      PROPOSAL TO AMEND ARTICLES OF INCORPORATION
        TO INCREASE NUMBER OF AUTHORIZED SHARES

     The Board of Directors of the Corporation has approved and adopted, subject to shareholder approval, an Amendment to the Corporation's Articles of Incorporation that would provide for an increase in the number of Common Shares, $10.00 par value per share, authorized to be issued by the Corporation from 5,000,000 shares to 10,000,000 shares. The proposed increase in the number of authorized Common Shares would be accomplished by amending Article V of the Corporation's Articles of Incorporation to read as follows:

     "The total number of shares of capital stock that the Corporation has authority to issue shall be 10,200,000 shares consisting of 10,000,000 common shares (the "Common Shares") and 200,000 preferred shares (the "Preferred Shares"). The
     Corporation's shares shall have a par value of ten dollars ($10.00) per share."

     The Board of Directors believes that the proposed increase in the number of authorized Common Shares is in the best interest of the Corporation because the availability of a reserve of authorized but unissued shares would afford the Corporation greater flexibility and the opportunity to make acquisitions, to effect stock splits, to pay stock dividends, and to meet possible future developments in which the issuance of Common Shares may be desirable, as determined appropriate by the Board of Directors. The Corporation currently has no agreements or arrangements or other specific plans for issuance of the additional Common
Shares that would be available for issuance if the proposal is approved. The Corporation continues to explore and remain open to acquisition opportunities, however. As is the case with the Corporation's presently authorized by unissued Common Shares, the issuance of additional Common Shares, in most cases, would be within the discretion of the Board of Directors without further action by the shareholders.
The Corporation's Articles of Incorporation provide that Common Shares may be issued as the Board of Directors may determine without any preemptive or other rights on the part of holders of previously issued
Common Shares or other shares of the Corporation, by reason of such ownership, to acquire upon issuance any such newly authorized Common Shares. If the proposed increase is approved, the Board could use the authorized but unissued shares, at its discretion, to resist the consummation of certain acquisition attempts, by, for example, diluting the ownership of a substantial shareholder or substantially increasing the amount of consideration necessary for a shareholder to obtain control. As of the date of this Proxy
Statement, the Board of Directors is not aware of any specific effort to accumulate shares or otherwise obtain control of the Corporation.

     For approval, the proposal to amend the
Corporation's Articles of Incorporation to increase the authorized number of Common Shares requires that the number of votes properly cast in favor of the proposal exceed the number of votes properly cast against the proposal. Shares present but not voted for the proposal will not affect the determination of whether the proposal has been approved. If approved by the shareholders at the Annual Meeting, the increase in the number of authorized Common Shares would become effective upon the filing of an amendment to the Corporation's Articles of Incorporation with the Indiana Secretary of State.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE
SHAREHOLDERS VOTE FOR THE PROPOSAL TO AMEND THE
CORPORATION'S ARTICLES OF INCORPORATION TO INCREASE THE
AUTHORIZED COMMON SHARES OF THE CORPORATION FROM
5,000,000 SHARES TO 10,000,000 SHARES.  (ITEM 2 ON THE
PROXY).  UNLESS A SHAREHOLDER INDICATES OTHERWISE,
PROXY HOLDERS WILL VOTE FOR THE PROPOSED AMENDMENT.



                      PROPOSAL 3

APPROVAL OF THE AMBANC CORP. DIRECTOR STOCK GRANT PLAN


     The Board of Directors has adopted, subject to shareholder approval, the AMBANC Corp. Director Stock
Grant Plan (the "Director Plan"). The Director Plan provides for quarterly grants of Common Shares to members of the Corporation's Board of Directors in lieu of annual cash retainers and Board meeting attendance fees. The purpose of the Plan is to ensure that the personal interests of the members of the Corporation's
Board of Directors continue to be closely aligned with those of the Corporation's shareholders. The Director
Plan does not affect the payment of fees for attending meetings of the Executive Committee and other Board committee meetings; those fees will continue to be paid in cash.

     The following summary of the material features of the Director Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Director Plan, which is set forth in Exhibit A to this Proxy Statement.

SHARES SUBJECT TO THE DIRECTOR PLAN

   The Director Plan authorizes the grant of 15,000
Common Shares (subject to adjustment as appropriate on account of any future stock splits, stock dividends, or other changes in the capitalization of the Corporation) during the five-year term of the Director Plan. The
Common Shares issued pursuant to the Director Plan will be previously issued and outstanding Common Shares that the Corporation has purchased for grant pursuant to the Director Plan.

ADMINISTRATION

     The Director Plan provides for the automatic grant of Common Shares on a quarterly basis and is not subject to the discretion of any administrator. For each of the four quarters commencing on January 1, 1996, the Director Plan provides that each Director will receive a grant of that number of Common Shares having a fair market value of $1,250. The fair market value of a Common Share shall be the average of the closing bid and asked prices recorded on NASDAQ for the last five trading days of the quarter for which the grant is being made. The Director Plan provides that for quarters beginning January 1, 1997, and thereafter, the dollar value of the quarterly grants of shares to be received by each Director shall be set by a standing resolution of the Board of Directors, which resolution may not be amended more than once each six months. The dollar amount of a quarterly grant to be received will be prorated for any Director who serves as a member of the Board of Directors for less than the full quarter for which the grant is being made.

     The Director Plan was adopted by the Board of Directors with an effective date of January 1, 1996, subject to shareholder approval. If the Director Plan is approved at the Annual Meeting, each member of the Board of Directors will receive for the first quarter of 1996 a grant of Common Shares having a fair market value of $1,250. No certificates will be issued unless, and until, the Director Plan is approved. If adopted, sixteen directors would be eligible for grants under the Director Plan for the first quarter of 1996.

     The table below sets forth the number of shares that would have been received by the Corporation's
Chief Executive Officer and all of the other Directors as a group if the Director Plan had been in effect for 1995 and if each Director had received during 1995 a quarterly grant of Common Shares having a fair market value of $1,250:

                   NEW PLAN BENEFITS
              DIRECTOR STOCK GRANT PLAN

                                      Number of
                    Dollar Value ($) Common Shares
Robert G. Watson,
  President and Chief
  Executive Officer     $5,000             157

All Other Directors
As a Group (15 persons)$75,000           2,355


AMENDMENT AND TERMINATION

     The Board of Directors may amend, modify or terminate the Director Plan at any time and from time to time; provided, however, that no amendment or modification may be made without the approval of shareholders if, at the time of the amendment or modification, shareholder approval is required for the Director Plan to continue to comply with the requirements of Rule 16b-3 under the Securities and Exchange Act of 1934, as amended. To comply with Rule
16b-3, as such rule is currently in effect, shareholder approval would be required for any revision or amendment that would increase the number of shares available for grant under the Director Plan or materially modify the eligibility requirements for grants under the Director Plan.

     The Director Plan is not subject to any provision of ERISA and is not qualified under Section 401(a) of the Code.


SHAREHOLDER APPROVAL

     To be approved the Director Plan must receive the affirmative vote of the holders of a majority of the outstanding shares of Common Stock represented at the meeting and entitled to vote. Proxies marked as abstentions and shares held in street name that are designated by brokers on proxy cards as not voted will have, therefore, the same effect as a vote against approval of the Director Plan. Proxies marked as abstentions and broker nonvotes, however, will be treated as shares present for the purpose of determining whether a quorum is present.

BECAUSE OF THE INTEREST OF THE MEMBERS OF THE BOARD OF
DIRECTORS IN GRANTS THAT WOULD BE AWARDED TO THEM IN
THE FUTURE UNDER THE DIRECTOR PLAN, THE BOARD OF
DIRECTORS MAKES NO RECOMMENDATION TO SHAREHOLDERS
REGARDING THE DIRECTOR PLAN (ITEM 3 ON THE PROXY CARD).
UNLESS A SHAREHOLDER INDICATES OTHERWISE, PROXY HOLDERS
WILL VOTE FOR THE PROPOSED AMENDMENT.


                 CERTAIN TRANSACTIONS

     The Corporation, through the Banks, has had, and expects to have in the future, banking transactions in the ordinary course of its business with Directors and officers of the Corporation and their associates.
These transactions have been made on substantially the same terms, including interest rates, collateral and repayment terms on extensions of credit, as those prevailing at the same time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features.


                APPOINTMENT OF AUDITORS

     Deloitte & Touche LLP ("Deloitte & Touche") served as the independent auditors for the Corporation and the Banks for 1995 and has been selected to serve for 1996.
Representatives from Deloitte & Touche are expected to be present at the Annual Meeting and they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.


     Effective with the conclusion of the 1994 audit, the Corporation's Board of Directors, as recommended by the Examining Committee, dismissed the Corporation's former auditors, Crowe, Chizek & Company ("Crowe
Chizek"). The reports of Crowe Chizek on the Corporation's financial statements for 1994 and 1993 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audits the Corporation's financial statement for the 1994 and 1993 fiscal years, there were no disagreements with Crowe Chizek on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Crowe
Chizek, would have caused Crowe Chizek to make reference to the matter in their report.

                     OTHER MATTERS

     The Board of Directors knows of no matters, other than those matters reported above, that are to be brought before the meeting. If other matters properly come before the meeting, however, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.


                       EXPENSES

     All expenses in connection with this solicitation of proxies will be borne by the Corporation.


     SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

     A shareholder desiring to submit a proposal for inclusion in the Corporation's proxy statement for the 1996 Annual Meeting of Shareholders must deliver the proposal so that it is received by the Corporation no later than November 25, 1996. Proposals should be sent to Secretary, AMBANC Corp., P.O. Box 556, Vincennes,
Indiana 47591-0556, and mailed by certified mail, return receipt requested.

     THE CORPORATION WILL PROVIDE WITHOUT CHARGE TO
EACH SHAREHOLDER, ON WRITTEN REQUEST, A COPY OF THE
CORPORATION'S ANNUAL REPORT ON FORM 10-K FOR 1995,
INCLUDING THE FINANCIAL STATEMENTS THERETO BUT OMITTING
EXHIBITS.  REQUESTS SHOULD BE ADDRESSED TO INVESTOR
RELATIONS DEPARTMENT, AMBANC CORP., P.O. BOX 556,
VINCENNES, INDIANA 47591-0556.

       1-A           AMBANC CORP.
               DIRECTOR STOCK GRANT PLAN


I.   PURPOSE

     The purpose of this Director Stock Grant Plan (the
"Plan") of AMBANC Corp. (the "Company") is to ensure that the personal interests of the members of the Company's Board of Directors continue to be closely aligned with those of the Company's shareholders. To accomplish this purpose, the Plan provides for members of the Company's Board of Directors to receive quarterly grants of shares of the common stock, $10.00 par value per share, of the Company (the "Common
Shares") in lieu of the receipt of annual retainers and Board meeting attendance fees payable in cash.


II.  ELIGIBILITY

     Each person who serves as a member of the Company's Board of Directors during the term of the Plan is eligible to participate in the Plan.


III. SHARES ISSUABLE UNDER THE PLAN

     Subject to adjustment as provided in Paragraph V, the total number of Common Shares that may be granted under the Plan during the term of the Plan is 15,000
Common Shares. Shares to be issued under the Plan shall consist solely of previously issued and outstanding Shares purchased by the Company.


IV.  EFFECTIVE DATE

     The Plan shall be effective as of January 1, 1996, subject to approval by the Company's shareholders (by the affirmative vote of a majority of the votes cast at a duly held meeting at which a quorum representing a majority of all outstanding shares entitled to vote thereon is present in person or by proxy and voting on the Plan). The Plan shall expire on December 31, 2000.


V.   CAPITAL ADJUSTMENTS

     The aggregate number and class of shares subject to and authorized by the Plan shall be proportionately adjusted for any increase or decrease in the number of issued Common Shares resulting from the payment of a stock dividend, stock split, recapitalization, merger, consolidation, reorganization or any similar capital adjustment or other increase or decrease in the number of outstanding Common Shares effected without receipt of consideration by the Company.


VI.  GRANTS OF COMMON STOCK

     On the business day next following the last day of each quarter during the term of the Plan, each Director shall receive a grant of Common Shares as compensation for service as a member of the Company's Board of Directors, including attendance at Board meetings, during

                       EXHIBIT A
      2-A
such quarter. If a person becomes a member of the Board of Directors subsequent to the first day of the quarter for which grants are to be made, the grant to such Director for the quarter shall be prorated by multiplying the number of Common Shares to be received by a Director who served for the full quarter by a fraction, the numerator of which shall be the number of days beginning on, and including, the date on which the person first was appointed or elected as a member of the Board of Directors and ending on, and including, the last day of the quarter, and the denominator of which shall be the total number of days in such quarter.

     For each of the four quarters commencing on January 1, 1996, each Director shall receive a grant, subject to proration as described in the preceding paragraph, of that number of Common Shares having a fair market value of $1,250. The fair market value of a Common Share shall be the average of the closing bid and asked prices recorded on the National Association of Securities Dealers Automated Quotation system for the last five trading days of the quarter for which the grant is being made. Fractional shares resulting from this calculation shall be rounded, up or down, to the nearest whole share. Certificates for such Common
Shares shall be issued as soon as practicable following the date of such grant except that certificates for Common Shares granted as compensation for the first quarter of 1996 shall be issued as soon as practicable following shareholder approval.

     For quarters beginning January 1, 1997, and thereafter, the dollar value of the quarterly grants of shares to be received by each Director shall be set by a standing resolution of the Company's Board of Directors, which resolution may not be amended more than once each six months. Stock grants made under the Plan shall be in lieu of the payment of any annual retainer and fees for attendance at Board of Director meetings; all other payments to members of the Company's Board of Directors, including fees for attending meetings of the Executive Committee of the Board of Directors and other Board committee meetings, shall not be subject to the provisions of this Plan.


VII. TRANSFERABILITY AND ASSIGNABILITY

     No right to receive a grant of Common Shares pursuant to this Plan shall be transferable or assignable other than by will or the laws of descent and distribution. The Common Shares received by a Director pursuant to this Plan shall be freely transferable by the Director except (a) for such periods, if any, during which the transferability of the Common Shares is restricted so as to comply with the requirements of Section 16 of the Securities
Exchange Act of 1934 and the rules promulgated thereunder, as amended, and (b) as restricted pursuant to Paragraph XIV of this Plan.


VIII.     SHAREHOLDER RIGHTS

     A Director shall have no rights as a shareholder with respect to any Common Shares granted under the terms of this Plan until the Director shall become the holder of record of such Common Shares.


IX.  NO RIGHT TO CONTINUE AS A DIRECTOR

     Neither participation in the Plan nor the grant of Common Shares pursuant to the Plan shall constitute any agreement or understanding that the Company will retain a Director for any period of time or at any particular rate of compensation.
       3-A

X.   ADMINISTRATION OF THE PLAN

     The Plan shall be self-administering. All ministerial actions or duties shall be performed by the Chief Executive Officer of the Company and such person or persons as he or she shall designate from time to time, and they shall have authority to issue Common
Shares and deliver all such other instruments and to take all other actions and to make all other determinations, not inconsistent with this Plan, that they may deem, in their sole discretion, necessary or desirable.


XI.  TERMINATION OF SERVICE AS A DIRECTOR

     In the event a Director ceases to serve on the Company's Board of Directors during a quarter for which this Plan is in effect, such Director shall receive at the end of such quarter a grant of Common Shares prorated by multiplying the number of Common Shares to be received by a Director who served for the full quarter by a fraction, the numerator of which shall be the number of days beginning on, and including, the first day of the quarter and ending on, and including, the effective date of the Director's resignation or other termination of membership on the Board of Directors, and the denominator of which shall be the total number of days in the quarter.

XII. AMENDMENT OF THE PLAN

     The Board of Directors may terminate, amend or modify the Plan at any time and from time to time;
subject, however, to such requirements, if any, as are necessary to comply with Paragraph XIII of this Plan.
Further, the Board of Directors shall not, without the requisite affirmative vote of shareholders of the Company, make any amendment that would require shareholder approval under any applicable law, including Rule 16b-3 under the Securities Exchange Act of 1934, unless such compliance, if discretionary, is no longer desired.


XIII.     COMPLIANCE WITH RULE 16b-3

     It is intended that the Plan be applied and administered in compliance with Rule 16b-3 under the Securities Exchange Act of 1934, and any successor rules. If any provision of the Plan would be in violation of Rule 16b-3 if applied as written, such provision shall not have effect as written and shall be given effect so as to comply with Rule 16b-3, as determined by the Board of Directors.


XIV. SECURITIES LAW RESTRICTIONS

     The Company may impose such other restrictions on any Common Shares granted pursuant to this Plan as it may deem advisable including, but not limited to, restrictions intended to achieve compliance with the Securities Act of 1933, as amended, with the requirements of any trading system or exchange upon which the Common Shares are then listed, and with any Blue Sky or state securities laws applicable to such Common Shares.


XV.  GOVERNING LAW

     All determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Indiana and construed in accordance therewith.

                         PROXY

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORSFOR THE 1996 ANNUAL MEETING OF SHAREHOLDERS OF AMBANC
CORP.

I hereby appoint Bruce A. Smith and Gregory W. Sturm,
and each of them, my proxies, with power of
substitution and revocation, to vote all shares of
stock of AMBANC Corp. (the "Corporation") that I am
entitled to vote at the Annual Meeting of Shareholders
to be held in the Humanities Shircliff Theater, located
in the Humanities Building on the Campus of Vincennes
University, between Harrison Street and College Avenue
on Second Street, Vincennes, Indiana, on Friday, April
19, 1996, at 10:30 a.m., Vincennes time, and any
adjournments thereof, as provided herein:
1.   ELECTION OF DIRECTORS
     [ ]  FOR all nominees listed below to serve the
          terms as set forth in the Proxy Statement
          dated March 25, 1996 (except as marked to the
          contrary below--see "Instruction"):
          (a)  to serve until the 1999 Annual Meeting
          of Shareholders:
          Glen G. Apple     Christina M. Ernst
Robert D. Green
          Rolland L. Helmling     Owen M. Landrith
          (b)  to serve until the 1997 Annual Meeting
of Shareholders:
          Rebecca A. Kaley     Frank J. Weber
               WITHHOLD AUTHORITY to vote for all
               nominees listed above
     (Instructions:  To withhold authority to vote for
     any nominee, write that nominee's name in the
     space provided below.)
__________________________________

2.   PROPOSAL TO AMEND ARTICLES OF INCORPORATION TO
     INCREASE THE NUMBER OF AUTHORIZED COMMON SHARES
     FROM 5,000,000 TO 10,000,000

       FOR  [ ]     AGAINST   [ ]     ABSTAIN   [ ]
           (To Be Completed on Reverse Side)

3.   PROPOSAL TO APPROVE THE ADOPTION OF THE AMBANC
     CORP. DIRECTOR STOCK GRANT PLAN AS SET FORTH IN
     THE PROXY STATEMENT DATED MARCH 25, 1996

       FOR  [ ]     AGAINST   [ ]     ABSTAIN   [ ]

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WILL BE VOTED AS SPECIFIED.  IN THE ABSENCE
OF SPECIFICATIONS, THIS PROXY WILL BE VOTED FOR ITEMS
1, 2 AND 3.  THE BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR ITEMS 1 AND 2, BUT BECAUSE OF THE BOARD'S INTEREST,
MAKES NO RECOMMENDATION REGARDING ITEM 3.

SHAREHOLDERS SHOULD MARK, SIGN AND DATE THIS PROXY AND
RETURN IT PROMPTLY IN THE ENCLOSED POST-PAID ENVELOPE.
THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS
EXERCISE.

Dated:   ______________________________


               _________________________________

               Signature or Signatures
               (Please sign exactly as your name
               appears on this proxy.  If shares are
               issued in the name of two or more
               persons, all such persons should sign.
               Trustees, executors and others signing
               in a representative capacity should
               indicate the capacity in which they
               sign.)

LEAGRE & BARNES
                   Attorneys at Law
           9100 Keystone Crossing, Suite 800
                 Post Office Box 40609
           Indianapolis, Indiana 46240-0609

                  Tel. (317) 843-1655
                  Fax (317) 846-7900


March 15, 1996

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re:  AMBANC Corp. (File No. 0-10710) --
Preliminary Proxy Solicitation
          Materials for Annual Meeting of Shareholders


     On behalf of our client, AMBANC Corp. (the
"Company"), we are filing pursuant to Regulation 14A and Rule 14a-6(a) the preliminary copies of the proxy solicitation materials, consisting of the Notice of Annual Meeting, Proxy Statement and form of Proxy, to be used by the Company in connection with the annual meeting of its shareholders to be held on April 19, 1996. In addition to the election of Directors, the Company is soliciting shareholder approval of (a) an amendment to the Company's Articles of Incorporation to increase the number of Common Shares authorized to be issued by the Company and (b) the adoption of a Director Stock Grant Plan (the "Plan"), which provides for the grant to directors of shares of Common Stock in lieu of cash retainers and cash meeting attendance fees. The filing fee has been sent by FedWire to Mellon Bank.

     In accordance with Instruction 5 to Item 10 of
Schedule 14A, please be advised as supplemental information, that if the Plan is approved by the shareholders at the Annual Meeting, the Company intends to file a Registration Statement on Form S-8 at such time to register the shares to be issued under the Plan.

     The Company intends to release definitive copies of the proxy materials by mailing the materials to its shareholders on March 25, 1996, or as soon thereafter as is practicable. Accordingly, if these materials are to be reviewed by the staff of the Commission, we would appreciate being advised of that fact as promptly as possible. If no such advice has been received by the Company by Wednesday morning March 20, 1996, the
Company will assume that no such review has been undertaken and that no comments will be forthcoming and the Company will commence printing at such time.

                    Very truly yours,

                    Jan Neuenschwander